CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms” and “Representations and Warranties” for Scudder Technology Fund (the “Fund”) in the Prospectus/Proxy Statement of the Scudder Technology Fund and to the references to us included in the Fund’s Prospectuses and Statements of Additional Information dated January 8, 2004 for class A, B, and C shares and dated August 31, 2004 for class S and class AARP shares, which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-14, No. 333-117760) of our report dated December 22, 2003 on the financial statements and financial highlights of the Fund included in the Annual Report dated October 31, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 13, 2004